CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered/ Proposed Maximum Offering Price Per Unit/Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
First Mortgage Bonds	$300,000,000	$34,830

(1)	This filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (No. 333-155418-01) filed by Florida Power Corporation d/b/a Progress Energy Florida, Inc. on November 18, 2008.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-155418-01

Prospectus Supplement

(To Prospectus dated November 18, 2008)

$300,000,000

Florida Power Corporation d/b/a

Progress Energy Florida, Inc.

First Mortgage Bonds

3.10% Series due 2021

The bonds will mature on August 15, 2021. We will pay interest on the bonds on February 15 and August 15 of each year, beginning February 15, 2012. The bonds will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount. We may redeem some or all of the bonds at any time at the redemption prices described in this prospectus supplement. See “Description of Bonds — Redemption — Optional Redemption.” There is no sinking fund for the bonds. The bonds are not obligations of, nor guaranteed by, Progress Energy, Inc., our corporate parent.

The bonds are secured by the lien of our mortgage and rank equally with all of our other first mortgage bonds from time to time outstanding. The lien of our mortgage is discussed under “Description of First Mortgage Bonds — Ranking and Security” on page 6 of the accompanying prospectus.

We do not intend to list the bonds on any securities exchange or to include them in any automated quotation system.

Investing in our bonds involves risks. See “Risk Factors” on page S-6 of this prospectus supplement and the Risk Factors sections of our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the bonds or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Bond	Total
Public Offering Price	99.796%	$299,388,000
Underwriting Discount	0.650%	$1,950,000
Proceeds to Us Before Expenses	99.146%	$297,438,000

The public offering price set forth above does not include accrued interest, if any. Interest on the bonds will accrue from their issue date and must be paid by the purchasers if the bonds are delivered after that date.

The bonds are expected to be delivered in global form through the book-entry delivery system of The Depository Trust Company, including for the accounts of Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking société anonyme, against payment in New York, New York on or about August 18, 2011.

Joint Book-Running Managers

Barclays Capital	Citigroup	Goldman, Sachs & Co.

Co-Managers

Mitsubishi UFJ Securities

SunTrust Robinson Humphrey

KeyBanc Capital Markets

The Williams Capital Group, L.P.

The date of this prospectus supplement is August 15, 2011

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the bonds we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, provides more general information about the securities that we may offer from time to time, some of which may not apply to the bonds we are offering hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the bonds varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this document or to which this document refers you or that is contained in any free writing prospectus relating to the bonds. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the bonds in any jurisdiction where an offer or sale of them is not permitted. The information in this prospectus supplement may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “Florida Power,” “Progress Energy Florida,” “we,” “us,” and “our,” or similar terms, are to Florida Power Corporation d/b/a Progress Energy Florida, Inc. References in this prospectus supplement to “bonds” are to the 3.10% First Mortgage Bonds due August 15, 2021. The bonds are not obligations of, nor guaranteed by, Progress Energy, Inc., our corporate parent.

ii

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

We have included in this document, and in the documents incorporated by reference into this document, “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. We have used the words or phrases such as “anticipate,” “will likely result,” “will continue,” “intend,” “may,” “expect,” “believe,” “plan,” “will,” “estimate,” “should” and variations of such words and similar expressions in this document and in the documents incorporated by reference to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, objectives, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in such forward-looking statements. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. Many, but not all, of the factors that may impact actual results are discussed under the heading “Safe Harbor For Forward-Looking Statements” in the accompanying prospectus and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, and our Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2011, which are incorporated by reference into this document, and under the “Risk Factors” section contained in this prospectus supplement. You should carefully read these sections. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business.

Any forward-looking statement speaks only as of the date on which it is made, and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus, the financial statements and other documents incorporated by reference and any related free writing prospectus. You should carefully read the “Risk Factors” sections that are contained in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 10-K for the year ended December 31, 2010, and our Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2011, which are incorporated by reference into this document, to determine whether an investment in our bonds is appropriate for you.

Progress Energy Florida

We are a regulated public utility engaged in the generation, transmission, distribution and sale of electricity within an approximately 20,000 square mile service area. Our service area includes the cities of St. Petersburg and Clearwater, as well as the central Florida area surrounding Orlando.

At June 30, 2011, we were providing electric services, retail and wholesale, to approximately 1.6 million customers. For the six months ended June 30, 2011, approximately 60% of our base revenues were derived from residential customers, 22% from commercial customers, 7% from wholesale customers, 6% from governmental customers and 5% from industrial customers.

At June 30, 2011, we had installed summer generating capacity of 10,025 megawatts, including approximately 120 megawatts of jointly-owned generating capacity, through a system of 14 power plants. For the six months ended June 30, 2011, our energy supply was comprised of approximately 55% gas and oil, 27% coal and 18% purchased power.

Summary of the Offering

The following is a brief summary of the terms of this offering. For a more complete description of the terms of the bonds, see “Description of Bonds” beginning on page S-8 of this prospectus supplement and “Description of First Mortgage Bonds” beginning on page 4 of the accompanying prospectus.

Issuer	Florida Power Corporation d/b/a Progress Energy Florida, Inc. The bonds are not obligations of, nor guaranteed by, our parent company, Progress Energy, Inc.

Bonds Offered	We are offering $300,000,000 aggregate principal amount of first mortgage bonds.

Interest Rate	3.10% per year.

Maturity Date	August 15, 2021.

Interest Payment Dates	Interest on the bonds will be payable semi-annually in arrears on February 15 and August 15, beginning February 15, 2012.

Optional Redemption	We may redeem some or all of the bonds at any time prior to May 15, 2021 (three months prior to their maturity date) at the applicable redemption prices described under “Description of Bonds — Redemption — Optional Redemption,” plus accrued and unpaid interest to the date of redemption. The bonds are redeemable on and after May 15, 2021 (three months prior to their maturity date), in whole or in part, at a price of 100% plus accrued interest.

Special Redemption	Upon the occurrence of specific events, we may redeem, at our option, the bonds, together with all other outstanding first mortgage bonds, in whole, but not in part, at the make-whole redemption price described under “Description of Bonds — Redemption — Special Redemption,” plus accrued and unpaid interest to the redemption date.

Ranking	The bonds will be secured by the lien of the Mortgage, as defined in the accompanying prospectus, and will rank equally with all other outstanding first mortgage bonds. See “Description of Bonds — Ranking and Security.” At June 30, 2011, we had outstanding approximately $4.341 billion in aggregate principal amount of first mortgage bonds (approximately $4.041 billion after giving effect to the July 15, 2011 maturity of the $300 million 6.65% First Mortgage Bonds due 2011).

Sinking Fund	There is no sinking fund for the bonds.

Issuance of Additional First Mortgage Bonds	Under the terms of the Mortgage, as of May 31, 2011, we could issue additional first mortgage bonds in amounts equal to approximately (i) $2.2 billion based upon the bondable value of property additions ($1.9 billion after giving effect to this offering) and (ii) $555.5 million based upon the amount of previously authenticated first mortgage bonds that have been cancelled or delivered for cancellation (approximately $855.5 million after giving effect to the July 15, 2011 maturity of the $300 million 6.65% First Mortgage Bonds due 2011).

Further Issues of the Bonds	Initially, the bonds will be limited to $300 million in aggregate principal amount. We may, subject to the provisions of the Mortgage, “reopen” the bonds and issue additional bonds without the consent of the holders of the bonds.

Use of Proceeds	We intend to use the net proceeds from the sale of the bonds of approximately $295.8 million, after deducting underwriting discounts and estimated offering expenses, to repay a portion of our outstanding short-term debt. For additional information, see “Use of Proceeds.”

Trustee	The trustee under the Mortgage is The Bank of New York Mellon. In the normal course of business, the trustee or its affiliates may, from time to time, provide certain commercial banking, investment banking and securities underwriting services to us and our affiliates.

Summary Financial Information

In the table below, we provide you with our summary financial information. The information is only a summary, and you should read it together with the financial information incorporated by reference in this document. See “Documents Incorporated by Reference” on page S-22 of this prospectus supplement and “Where You Can Find More Information” on page ii of the accompanying prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(In Millions of Dollars, except for Ratios)
Income Statement Data:
Operating revenues	$2,225	$2,522	$5,254	$5,251	$4,731
Operating income	450	466	959	802	680
Total interest charges, net	130	127	258	231	208
Net income	215	221	453	462	385
Balance Sheet Data (end of period):
Total assets	13,907	13,693	14,056	13,100	12,471
Total debt (including capital lease obligations)	4,759	4,701	4,699	4,620	4,848
Other Data:
Ratio of earnings to fixed charges(a)	3.54x	3.81x	3.66x	3.57x	3.37x
Capital expenditures(b)	$432	$556	$1,052	$1,527	$1,595

(a)	Ratios for the periods ended June 30 represent the ratios for the twelve-month periods ending on those dates. We define “earnings” as income before income taxes plus fixed charges and “fixed charges” as the sum of interest on long-term debt, other interest and an imputed interest factor included in rentals. The ratio of earnings to fixed charges for the years ended December 31, 2007 and 2006 were 3.45x and 4.28x, respectively.
(b)	We define “capital expenditures” as gross property and nuclear fuel additions.

RISK FACTORS

Investing in our securities involves risks that could affect us and our business as well as the energy industry generally. Please see the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2011, which are incorporated by reference into this document. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports, which are also incorporated by reference into this document. Before purchasing our securities, you should carefully consider the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2010, our Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2011 and the other information in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and any related free writing prospectus. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the bonds of approximately $295.8 million, after deducting underwriting discounts and estimated offering expenses, to repay a portion of our outstanding short-term debt. We used $300 million of the proceeds of short-term debt incurred to retire our 6.65% First Mortgage Bonds due 2011 at their maturity on July 15, 2011. At July 31, 2011, we had an outstanding short-term debt balance, representing primarily commercial paper borrowings, of approximately $350 million with a weighted average maturity of approximately 15 days and a weighted average interest rate of approximately 0.38%.

CAPITALIZATION AND SHORT-TERM DEBT

The following table sets forth our capitalization and short-term debt as of June 30, 2011. For a discussion of the application of the proceeds of this offering, see “Use of Proceeds.”

	As of June 30, 2011
	(In Millions of Dollars)
Short-term Debt
Current Portion of Long-term Debt(a)	$300	3.2%
Other Short-term Debt(b)	73	0.8%
Long-term Debt
First Mortgage Bonds	4,032	42.4%
Other Long-term Debt	150	1.6%
Capital Lease Obligations	204	2.1%

Total Debt	4,759	50.1%
Preferred Stock — Redemption Not Required	34	0.4%
Common Stock Equity	4,703	49.50%

Total Capitalization and Debt	$9,496	100.0%

(a)	Represents $300 million aggregate principal amount of our 6.65% First Mortgage Bonds due July 15, 2011 that were subsequently retired at maturity.
(b)	Represents primarily outstanding commercial paper borrowings. Subsequent to June 30, 2011 we had additional commercial paper borrowings and at July 31, 2011, the balance of our other short-term debt was approximately $350 million. A portion of our other short-term debt will be repaid with the proceeds of this offering.

DESCRIPTION OF BONDS

We will issue the bonds under an Indenture, dated as of January 1, 1944, with The Bank of New York Mellon, as successor trustee (the “Mortgage Trustee”). The Indenture is supplemented by supplemental indentures. In the following discussion, we will refer to the Indenture and all indentures supplemental to the Indenture together as the “Mortgage.”

Please read the following information concerning the bonds in conjunction with the statements under “Description of First Mortgage Bonds” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. Capitalized terms not defined in this prospectus supplement are used as defined in the Mortgage and supplemental indenture governing the bonds or as otherwise provided in the accompanying prospectus.

General

We will initially offer $300,000,000 aggregate principal amount of our first mortgage bonds. We are issuing the bonds as a new series of first mortgage bonds under our Mortgage. The Fiftieth Supplemental Indenture, to be dated as of August 1, 2011, supplements, and will become a part of, the Mortgage and establishes the specific terms of the bonds. Except as provided under “— Basis for Issuance of the Bonds,” we may, at any time, without the consent of the holders of the bonds, issue additional first mortgage bonds having the same ranking, interest rate, maturity and other terms as the bonds being offered hereby. Any such additional bonds, together with the bonds offered hereby, will be taken to constitute the same series of bonds under the Mortgage.

The bonds are not obligations of, or guaranteed by, Progress Energy, Inc., our corporate parent.

Basis for Issuance of the Bonds

We will issue the bonds under the Mortgage based upon the value of bondable property additions.

As of May 31, 2011, we could issue under the Mortgage:

•	based upon the value of bondable property additions, up to approximately $2.2 billion (approximately $1.9 billion after giving effect to this offering) of additional first mortgage bonds; and

•

based upon the amount of previously authenticated first mortgage bonds that have been canceled or delivered for cancellation, approximately $555.5 million of additional first mortgage bonds (approximately $855.5 million after giving effect to the July 15, 2011 maturity of the $300 million 6.65% First Mortgage Bonds due 2011).

Form and Denomination

The bonds will initially be represented by one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Investors may hold interests in the bonds through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear system, or Clearstream Banking, société anonyme. The bonds will be sold in denominations of $2,000 and integral multiples of $1,000 above that amount. For more information on DTC, see “— The Depositary” below.

Maturity, Interest and Payment

The bonds will mature on August 15, 2021.

We will pay interest on the bonds at 3.10% per year. Interest on the bonds will accrue from and including the date of original issuance. We will pay interest on the bonds on February 15 and August 15 of each year, beginning February 15, 2012. We will pay interest on the bonds to the person(s) in whose name(s) the bonds are registered at the close of business on the tenth calendar day next preceding the interest payment date, provided, however, that so long as the bonds are registered in the name of DTC, its nominee or a successor depositary, the record date for interest payable on any interest payment date shall be the close of business on the business day immediately preceding such interest payment date for the bonds so registered. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a due date for the payment of interest or principal falls on a day that is not a business day, then the payment will be made on the next succeeding business day, and no interest will accrue on the amounts payable for the period from and after the original due date and until the next business day.

Pursuant to the Mortgage, we will pay interest, to the extent enforceable under law, on any overdue installment of interest on the bonds at the highest rate of interest payable on any of the first mortgage bonds outstanding under the Mortgage.

Ranking and Security

The bonds will be secured by the lien of the Mortgage and will rank equally with all our other first mortgage bonds from time to time outstanding. At June 30, 2011, we had approximately $4.341 billion in aggregate principal amount of first mortgage bonds outstanding (approximately $4.041 billion after giving effect to the July 15, 2011 maturity of the $300 million 6.65% First Mortgage Bonds due 2011). In the opinion of our counsel, the Mortgage constitutes a first mortgage lien, subject only to permitted encumbrances and liens, on substantially all of the fixed properties owned by us, except miscellaneous properties specifically excepted. After-acquired property is covered by the lien of the Mortgage, subject to existing liens at the time such property is acquired.

Dividend Restrictions

As of June 30, 2011, we had retained earnings of approximately $2.958 billion. None of our retained earnings were restricted by provisions of the Mortgage described in the accompanying prospectus that restrict the amount of retained earnings that we can use to pay cash dividends on our common stock.

Redemption

The bonds are redeemable prior to maturity, as set forth below. We have agreed that before any applicable redemption date, we will deposit with the Mortgage Trustee a sum of money equal to the applicable redemption price. If we elect to redeem any bonds, we will notify the Mortgage Trustee of our election at least 45 days prior to the redemption date, or a shorter period acceptable to the Mortgage Trustee, including in the notice of redemption a reasonably detailed computation of the redemption price. Our failure to make the required deposit will constitute a completed default under the Mortgage on the specified redemption date, and the subject bonds or, in the case of a special redemption, all outstanding first mortgage bonds, including the bonds, shall immediately become due and payable.

Optional Redemption

Prior to May 15, 2021 (three months prior to their maturity date), we may redeem some or all of the bonds at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the bonds then outstanding to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the bonds being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

At any time on or after May 15, 2021 (three months prior to their maturity date), the bonds will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed plus accrued interest thereon to the date of redemption.

“Comparable treasury issue,” means the United States Treasury security or securities selected by an independent investment banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the bonds being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds.

“Comparable treasury price,” means, with respect to any redemption date, the average of the reference treasury dealer quotations (as defined below) for such redemption date.

“Independent investment banker,” means one of the reference treasury dealer(s) (as defined below) appointed by us.

“Reference treasury dealer,” means Barclays Capital Inc., Citigroup Global Markets Inc. or Goldman, Sachs & Co. and their respective successors, and one additional primary U.S. Government securities dealer in The City of New York (each a “primary treasury dealer”) selected by us. If any reference treasury dealer shall cease to be a primary treasury dealer, we will substitute another primary treasury dealer for that dealer.

“Reference treasury dealer quotations,” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such reference treasury dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury rate,” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

So long as the bonds are registered in the name of DTC, its nominee or a successor depositary, if we elect to redeem less than all of the bonds, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant, as defined below, in the bonds to be redeemed. At all other times, the Mortgage Trustee shall draw by lot, in such manner as it deems appropriate, the particular bonds, or portions of them, to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 90 days prior to the date fixed for redemption to the holders of bonds to be redeemed, which, as long as the bonds are held in the book-entry only system, will be DTC, its nominee or a successor depositary. On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the bonds, or the portions of them so called for redemption, shall cease to accrue. For further information on DTC and its practices, see “— The Depositary” below.

Special Redemption

The bonds, together with all other outstanding first mortgage bonds, are redeemable as a whole, but not in part, at our option, at the prices set forth below, upon not more than 90 days’ notice in the event that:

•	all of our outstanding common stock is acquired by some governmental body or instrumentality and we elect to redeem all outstanding first mortgage bonds, including the bonds; or

•

all, or substantially all, of the mortgaged and pledged property constituting bondable property, as defined in the Mortgage, that is then subject to the Mortgage as a first lien shall be released from the lien of the Mortgage pursuant to the provisions thereof, and available moneys held by the Mortgage Trustee, including any moneys deposited by us for the purpose, are sufficient to redeem all outstanding first mortgage bonds, including the bonds, at the applicable redemption prices (together with accrued interest to the date of redemption) upon the happening of such event.

In the event of a special redemption, the bonds will be redeemable at the make-whole redemption price set forth above under “— Optional Redemption.”

Sinking Fund

The bonds will not be entitled to the benefit of any sinking fund, or to a special redemption by operation of a sinking fund.

Concerning the Trustee

The trustee under the Mortgage is The Bank of New York Mellon. In the normal course of business, the Trustee or its affiliates may, from time to time, provide certain commercial banking, investment banking and securities underwriting services to us and our affiliates.

The Depositary

DTC is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	“banking organization” within the meaning of the New York Banking Law;

•	member of the Federal Reserve System;

•	“clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	“clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its Participants, as defined below, deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts. This book-entry system eliminates the need for physical movement of securities certificates.

Participants in DTC include direct participants (“Direct Participants”) and indirect participants (“Indirect Participants,” and, together with Direct Participants, “Participants”). Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to Indirect Participants, which include, among others, securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission (“SEC”).

Purchases of bonds under DTC’s system must be made by or through Direct Participants, which will receive a credit for the bonds on DTC’s records. The ownership interest of each actual purchaser of bonds (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase; rather, Beneficial Owners are expected to receive written confirmations providing details of the transaction as well as periodic statements of their holdings from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction.

To facilitate subsequent transfers, all bonds deposited by Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts such bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as Cede & Co., as nominee for DTC, is the sole holder of the bonds, the Mortgage Trustee shall treat Cede & Co. as the only holder of the bonds for all purposes, including receipt of all principal of, premium, if any, and interest on such bonds, receipt of notices, and voting and requesting or directing the Mortgage Trustee to take or not to take, or consent to, certain actions.

We, or, at our request, the Mortgage Trustee, will send any redemption notices to DTC. If we redeem less than all of the bonds, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the bonds to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the bonds are credited on the record date and includes an attached list identifying such Direct Participants. Further, we believe that it is the policy of DTC that it will take any action permitted to be taken by a holder of bonds only at the direction of one or more Direct Participants to whose account interests in the bonds are credited and only in respect of such portion of the aggregate principal amount of the bonds as to which such Direct Participant or Participants has or have given such direction.

Principal of, and premium, if any, and interest payments on the bonds will be made to DTC. DTC’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with the Direct Participants’ respective holdings shown on DTC’s records on the calendar day immediately preceding the applicable payment date unless DTC has reason to believe that it will not receive payment. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the Participants and not of DTC, the Mortgage Trustee or us, subject to applicable statutory or regulatory requirements. Payment of principal, premium, if any, and interest to DTC is our responsibility, or the responsibility of the Mortgage Trustee with funds we provide. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants.

Neither we, the Mortgage Trustee nor any underwriter makes any representation as to the accuracy of the above description of DTC’s business, organization and procedures, which is based on information received from sources we believe to be reliable.

The Mortgage provides that if:

•	the depositary gives reasonable notice to us or to the Mortgage Trustee that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or

•	the depositary ceases to be eligible under the Mortgage and a successor depositary is not appointed by us within 90 days, or

•	we decide to discontinue use of the system of book-entry transfers through the depositary or its successor,

the global bonds will be exchanged for bonds in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. The depositary will provide to the Mortgage Trustee the name or names in which the Mortgage Trustee is to register these definitive bonds.

We, the underwriters and the Mortgage Trustee have no responsibility or obligation to DTC Participants or the Beneficial Owners with respect to:

•	the accuracy of any records maintained by DTC or any Participant;

•	the payment by any Participant of any amount due to any Beneficial Owner in respect of the principal of, premium, if any, and interest on, the bonds;

•	the delivery or timeliness of delivery by DTC to any Participant or by any Participant to any Beneficial Owner of any notice that is required or permitted under the terms of the Mortgage; or

•	any other action taken by DTC or its nominee, Cede & Co., as holder of the bonds.

A further description of DTC’s procedures with respect to the bonds is set forth under “Global Securities” in the accompanying prospectus.

Clearstream, Luxembourg. Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in any bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

Euroclear. Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawals of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to any bonds held beneficially through the Euroclear system will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for the Euroclear system.

Global Clearance and Settlement Procedures. Settlement for any bonds will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear system, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of any bonds received in Clearstream, Luxembourg or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such bonds settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear system as a result of sales of any bonds by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear system cash account only as of the business day following settlement in DTC.

The information in this section concerning DTC and DTC’s book-entry system, Clearstream, Luxembourg and the Euroclear system has been obtained from sources that we believe to be reliable. Neither we nor the underwriters take any responsibility for the accuracy of this information.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following general discussion summarizes certain material U.S. federal income and, for certain foreign persons, estate tax aspects of the purchase, ownership and disposition of the bonds. This discussion is a summary for general information only and does not consider all aspects of U.S. federal tax that may be relevant to the purchase, ownership and disposition of the bonds. This discussion also does not address the U.S. federal tax consequences of the purchase, ownership or disposition of bonds not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. federal tax consequences to investors subject to special treatment under the U.S. federal tax laws, such as, without limitation:

•	dealers in securities or foreign currencies;

•	tax-exempt entities;

•	banks and other financial institutions;

•	thrifts;

•	insurance companies;

•	persons that hold the bonds as part of a “straddle,” “hedge” or “conversion transaction”;

•	U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar;

•	pass-through entities (e.g., partnerships and grantor trusts) or investors who hold the bonds through pass-through entities;

•	certain former citizens or residents of the United States; and

•	controlled foreign corporations, passive foreign investment companies and foreign personal holding companies.

In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders that purchase the bonds for cash at their initial “issue price” (i.e., the initial offering price to the public, excluding bond houses and brokers, at which a substantial amount of the bonds is sold) and does not discuss the tax consequences for subsequent purchasers of the bonds. It does not address the effect of the federal alternative minimum tax or describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

This discussion is based upon the Code, United States Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect). We have not and will not seek any rulings or opinions from the IRS or counsel regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the bonds that are different from those discussed below.

This summary is not, and should not be construed to be, legal or tax advice to any particular investor. Persons considering the purchase of bonds should consult their own tax advisors concerning the application of U.S. federal tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, or under any applicable tax treaty, and the possible effect of changes in applicable tax law to their particular situations.

U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a “U.S. holder,” which for purposes of this discussion means a beneficial owner of a bond that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect prior to 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

In the case of a holder of the bonds that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of the bonds to a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partnership. A beneficial owner that is a partnership holding the bonds and partners in such a partnership should consult their own tax advisors. Certain U.S. federal tax consequences relevant to a holder other than a U.S. holder are discussed separately below.

Taxation of Stated Interest. Stated interest on the bonds generally will be includable in the income of a U.S. holder as ordinary interest income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Additional Amounts. In the case of an optional redemption of the bonds (see “Description of Bonds — Redemption — Optional Redemption” and “— Special Redemption”), we may be obligated to pay an amount in excess of 100% of the principal amount of the bonds (plus accrued interest thereon). In the case of a default in payment (see “Description of Bonds — Maturity, Interest and Payment”), we may be required to pay additional interest. Under applicable Treasury regulations, the possibility that such amounts will be paid will not affect the amount, timing or character of income recognized by a U.S. holder with respect to the bonds if, as of the date the bonds were issued, there is only a remote chance that such an amount will be paid, the amount is incidental or certain other exceptions apply. We intend to treat these payment contingencies as not affecting the amount, timing or character of income recognized by a U.S. holder with respect to the bonds, and the remainder of this summary assumes such treatment. Our treatment of these payment contingencies is binding on holders except for a holder that discloses its contrary position in the manner required by applicable Treasury regulations. Our treatment of these payment contingencies is not, however, binding on the IRS, and if the IRS were to challenge such treatment, a U.S. holder might be required to accrue income on its bonds in excess of stated interest, and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of a bond before the resolution of such contingencies. Potential investors are urged to consult their own tax advisors regarding the potential treatment of the bonds as contingent payment debt instruments.

Sale or Other Taxable Disposition of Bonds. Unless a non-recognition provision applies, you must recognize taxable gain or loss on the sale, redemption or other taxable disposition of a bond. The amount of your gain or loss will equal the difference between the amount you receive for the bond (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the bond (which will be treated as ordinary interest income to the extent not previously included in gross income), and your adjusted tax basis in the bond. Your adjusted tax basis in a bond generally will equal the amount paid for the bond decreased by any payments received on the bond other than qualified stated interest.

Any such gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if you hold the bond for more than one year. Long-term capital gains of certain noncorporate holders are currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a

3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally will include its interest income on the bonds and its net gains from the disposition of the bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of their investment in the bonds.

Information Reporting and Backup Withholding. U.S. holders of bonds may be subject, under certain circumstances, to information reporting and backup withholding on payments of principal and premium, if any, and interest and on the gross proceeds from dispositions of bonds. Backup withholding applies only if the U.S. holder:

•	fails to furnish its correct social security or other taxpayer identification number in the manner required by applicable law;

•	has been notified by the IRS that it is subject to backup withholding for failure to report properly interest or dividends; or

•

fails to certify under penalties of perjury, that it has furnished the correct taxpayer identification number and that the holder has not been notified by the IRS that it is subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit, and may entitle the holder to a refund, against such U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

We will furnish annually to the IRS, and to record holders of the bonds to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the bonds.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income and estate tax consequences relevant to a holder of a bond that is neither a U.S. holder nor a partnership or other pass-through entity for U.S. federal income tax purposes (a “non-U.S. holder”).

Non-U.S. holders should consult their tax advisors about any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described below.

Taxation of Stated Interest. Subject to the discussion of backup withholding below, payments of interest on a bond to any non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that:

•	the non-U.S. holder is not:

—	an actual or constructive owner (either directly or indirectly) of 10% or more of the total voting power of the voting stock of Progress Energy, Inc.;

—	a controlled foreign corporation related (directly or indirectly) to us through actual or constructive stock ownership; or

—	a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•	we or our paying agent receives:

—

from the non-U.S. holder, a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury, which provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder is a non-U.S. person; or

—

from a security clearing organization, bank or other financial institution that holds the bonds in the ordinary course of its trade or business (a “financial institution”) on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) is furnished to us.

If a non-U.S. holder cannot satisfy the foregoing requirements, payments of interest made to such non-U.S. holder generally will be subject to U.S. withholding tax currently at the rate of 30%, unless such non-U.S. holder provides us or our agent with a properly executed (i) IRS Form W-8BEN claiming an exemption for or reduction of the withholding tax under the benefit of an applicable tax treaty, or (ii) IRS Form W-8ECI stating that interest paid on a bond is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

If interest on a bond is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder), such interest will generally be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons (and, in the case of a corporate non-U.S. holder, may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, or lower rate provided by a tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with appropriate certification.

Sale or Other Taxable Disposition of Bonds.    Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale, redemption or other disposition of a bond generally will not be subject to U.S. federal income tax, unless:

•

such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder) in which case such gain will be subject to tax generally in the same manner as described above with respect to effectively connected income; or

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, in which case such gain (net of certain U.S. source capital losses) will be subject to a 30% U.S. federal income tax.

Information Reporting and Backup Withholding. In general, payments we make to a non-U.S. holder in respect of the bonds will be reported annually to the IRS. Copies of these information returns also may be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

Treasury regulations provide that U.S. federal backup withholding (currently at a rate of 28% and scheduled to increase to 31% in 2013) and certain information reporting will not apply to payments of interest with respect to which either (i) the requisite certification that a non-U.S. holder is not a U.S. person, as described above, has been received or (ii) an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the sale, redemption or other disposition of the bonds to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possibly backup withholding unless a non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the sale, redemption or other disposition of the bonds to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the sale, redemption or other disposition of the bonds to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, Treasury regulations require information reporting (but generally not backup withholding) unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge, or reason to know, to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, provided that the requisite information is timely provided to the IRS.

Federal Estate Tax. Unless otherwise provided in an estate tax treaty, a bond held or treated as held by an individual who is a non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that (1) the individual does not actually or constructively own 10% or more of the total voting power of the voting stock of Progress Energy, Inc. and (2) income on the bond was not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States.

New Legislation. Legislation regarding foreign account tax compliance will impose a withholding tax of 30% on interest and gross proceeds from the disposition of certain debt instruments paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. IRS guidance issued in July 2011 indicates that regulations will be issued that will provide that withholding will only apply to payments of interest made on or after January 1, 2014, and to other “withholdable payments” (including payments of gross proceeds from a sale or other disposition of bonds) made on or after January 1, 2015. Moreover, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. In addition, certain account information with respect to U.S. Holders who hold bonds through certain foreign financial institutions may be reportable to the IRS. Investors should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the bonds.

THE U.S. FEDERAL INCOME AND ESTATE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR CIRCUMSTANCES. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF BONDS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAWS.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated August 15, 2011 among us and the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters has severally, and not jointly, agreed to purchase, the respective principal amounts of the bonds set forth opposite its name below:

Underwriter	Principal Amount of Bonds
Barclays Capital Inc.	$75,000,000
Citigroup Global Markets Inc.	75,000,000
Goldman, Sachs & Co.	75,000,000
Mitsubishi UFJ Securities (USA), Inc.	30,000,000
SunTrust Robinson Humphrey, Inc.	30,000,000
KeyBanc Capital Markets Inc.	9,000,000
The Williams Capital Group, L.P.	6,000,000

Total	$300,000,000

Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all the bonds, if any are taken; provided, that under certain circumstances relating to a default of one or more underwriters, less than all of the bonds may be purchased. The underwriters propose to offer the bonds in part directly to purchasers at the applicable initial public offering price set forth on the cover page of this prospectus supplement and may offer the bonds to certain securities dealers at this price less a concession not to exceed 0.400% of the principal amount of the bonds. The underwriters may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.250% of the principal amount of the bonds. After the bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

The bonds constitute a new issue of securities with no established trading market. We do not intend to apply for listing of the bonds on any national securities exchange or for quotation through any national quotation system. We have been advised by the underwriters that they intend to make a market in the bonds but are not obligated to do so and may discontinue market-making at any time without notice. Therefore, we can give no assurances that a liquid trading market will develop for the bonds, that you will be able to sell your bonds at a particular time, or that the prices that you receive when you sell will be favorable.

In connection with the offering of the bonds, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the bonds in the open market for the purpose of pegging, fixing or maintaining the price of the bonds. Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the bonds to be higher than would otherwise be the case in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of bonds to the public in that Relevant Member State prior to the publication of a prospectus in relation to the bonds which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the

Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of bonds to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or (d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the bonds will require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive (or supplement a prospectus pursuant to Article 16 of the Prospectus Directive). For the purposes of this provision, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information of the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the term “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has also agreed that: (i) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom; and (ii) it has only communicated, or caused to be communicated, and will only communicate, or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any bonds in circumstances in which Section 21(1) of the FSMA does not apply to us.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have engaged, and may in the future engage, in various financial advisory, investment banking and commercial banking services for us and our affiliates in the ordinary course of business for which they have received, and may in the future receive, customary fees. Some of the underwriters or their affiliates are lenders under our revolving credit facility that backs up our or our affiliates’ commercial paper programs.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect thereof.

We estimate that the total expenses of the offering, including applicable recording and related taxes, but excluding the underwriting discount, will be approximately $1.6 million.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

R. Alexander Glenn, our General Counsel, and Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., our outside counsel, will issue opinions about the legality of the offered securities for us. The underwriters will be advised about issues relating to this offering by their legal counsel, Dewey & LeBoeuf LLP of New York, New York. As of July 31, 2011, Mr. Glenn beneficially owned, or had options to acquire, a number of shares of Progress Energy, Inc. common stock, which represented less than 0.01% of the total outstanding common stock. Mr. Glenn is acquiring additional shares of Progress Energy, Inc. common stock at regular intervals as a participant in the Progress Energy 401(k) Savings & Stock Ownership Plan.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Our SEC filing number is 1-3274. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities being registered; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless and, to the extent, specified in any such Current Report.

•	Our Annual Report on Form 10-K for the year ended December 31, 2010.

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2011.

•	Our Current Reports on Form 8-K filed March 15, April 4, June 27, June 28, and August 15, 2011.

We frequently make our SEC filings on a joint basis with Progress Energy, Inc., our corporate parent, and Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (“PEC”), one of our affiliates. Any information included in such SEC filings that relates solely to Progress Energy, Inc. or PEC is not and shall not be deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following:

Progress Energy Florida, Inc.

c/o Progress Energy, Inc.

Investor Relations

410 South Wilmington Street

Raleigh, North Carolina 27601

Telephone: (919) 546-7474

PROSPECTUS

Florida Power Corporation d/b/a

Progress Energy Florida, Inc.

First Mortgage Bonds

Debt Securities

Preferred Stock

These securities are not obligations of, nor guaranteed by, Progress Energy, Inc., our corporate parent.

We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. The securities may be offered on a delayed or continuous basis directly by us, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or any other method as provided in the applicable prospectus supplement. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these securities unless this prospectus is accompanied by a prospectus supplement.

Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 18, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may sell, from time to time, any combination of the securities described in this prospectus in one or more offerings. We may offer any of the following securities: First Mortgage Bonds, other Debt Securities and/or Preferred Stock.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

OUR COMPANY

We are a regulated public utility incorporated under the laws of Florida in 1899. We are primarily engaged in the generation, transmission, distribution and sale of electricity in portions of Florida, including the cities of St. Petersburg and Clearwater as well as the central Florida area surrounding Orlando. We are an indirect, wholly-owned subsidiary of Progress Energy, Inc., a North Carolina corporation. All of our common stock is held directly by Florida Progress Corporation, a Florida corporation. Since 2003, we have operated our business under the assumed name Progress Energy Florida, Inc., although our legal name is still Florida Power Corporation.

Our principal executive offices are located at 299 First Avenue North, St. Petersburg, Florida 33701. Our telephone number is (727) 820-5151.

Unless the context requires otherwise, references in this prospectus to the terms “we,” “us,” “our” or other similar terms mean Florida Power Corporation d/b/a Progress Energy Florida, Inc.

USE OF PROCEEDS

Unless we state otherwise in any prospectus supplement, we will use the net proceeds from the sale of any offered securities:

—	to finance the construction of new facilities and maintenance of existing facilities;

—	to acquire other entities or their assets;

—	to refund, repurchase, retire, redeem or reduce outstanding short- or long-term indebtedness; and

—	for other general corporate purposes.

In the event that any proceeds are not immediately applied, we may temporarily invest them in federal, state or municipal government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by federal government or agency obligations, or we may deposit the proceeds with banks.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges for each of the following periods was:

For the Twelve Months Ended September 30,
2008	2007
3.43x	3.94x

For the Twelve Months Ended December 31,
2007	2006	2005	2004	2003
3.45x	4.28x	3.76x	5.17x	5.31x

Our ratio of earnings to combined fixed charges and preferred stock dividends for each of the following periods was:

For the Twelve Months Ended September 30,
2008	2007
3.40x	3.88x

For the Twelve Months Ended December 31,
2007	2006	2005	2004	2003
3.42x	4.22x	3.71x	5.08x	5.21x

We define “earnings” as income before income taxes and cumulative effect of change in accounting principles plus fixed charges. We define “fixed charges” as the sum of interest on long-term debt, other interest and an imputed interest factor included in rentals.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our SEC filing number is 1-03274. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Additionally, information about us and our SEC filings is available on our web site at http://www.progress-energy.com. The contents of our web site do not constitute a part of this prospectus or any prospectus supplement hereto.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities being registered; provided, however, that, unless we specifically state otherwise, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K.

—

Our Annual Report on Form 10-K for the year ended December 31, 2007, also referred to as our “2007 Form 10-K.” (The financial statements included in the 2007 Form 10-K have been revised in Exhibit 99 to the Form 8-K dated November 6, 2008 to reflect the retrospective implementation of Financial Accounting Standards Board Staff Position FIN 39-1. These revisions had no effect on the reported net income for any of the periods presented.)

—	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008.

—	Our Current Reports on Form 8-K filed February 28, March 20, June 11, June 18, October 31 and November 6, 2008.

We frequently make our SEC filings on a joint basis with Progress Energy, Inc. (“Progress Energy”), our indirect corporate parent, and Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (“PEC”), one of our affiliates. Any information included in such SEC filings that relates solely to Progress Energy or PEC is not and shall not be deemed to be incorporated by reference into this prospectus or any prospectus supplement.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

Progress Energy Florida, Inc.

c/o Progress Energy, Inc.

Investor Relations

410 South Wilmington Street

Raleigh, North Carolina 27601

Telephone: (919) 546-7474

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the respective dates on the front of those documents.

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RISK FACTORS

Investing in our securities involves risks that could affect us and our business, as well as the energy industry generally. Please see the risk factors described in our 2007 Form 10-K, which is incorporated by reference into this prospectus. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic and current reports, which are also incorporated by reference into this prospectus, and future supplements hereto. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. Before purchasing our securities, you should carefully consider the risks discussed in our 2007 Form 10-K and the other information in this prospectus, any supplement hereto, as well as the documents incorporated by reference herein or therein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This prospectus, any supplement hereto, any free writing prospectus and the documents incorporated by reference herein or therein contain or will contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed throughout this prospectus, any supplement hereto, and any free writing prospectus and in the documents incorporated by reference herein or therein that are not historical facts are forward looking and, accordingly, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement is based on information current as of the date of this prospectus and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following:

—	the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005 (EPACT);

—	the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks;

—

the financial resources and capital needed to comply with environmental laws and renewable energy portfolio standards and our ability to recover related eligible costs under cost-recovery clauses or base rates;

—	our ability to meet current and future renewable energy requirements;

—	the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks;

—	the impact on our facilities and businesses from a terrorist attack;

—	weather and drought conditions that directly influence the production, delivery and demand for electricity;

—	recurring seasonal fluctuations in demand for electricity;

—	the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process;

—	economic fluctuations and the corresponding impact on our customers, including downturns in the housing and consumer credit markets;

—	fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process;

—	our ability to control costs, including operation and maintenance expense (O&M) and large construction projects;

—	the length and severity of the current financial market distress that began in September 2008;

—	the ability to successfully access capital markets on favorable terms;

—	the stability of commercial credit markets and our access to short-term and long-term credit;

—	the impact that increases in leverage may have on us;

—	our ability to maintain current credit ratings and the impact on our financial condition and ability to meet cash and other financial obligations in the event our credit ratings are downgraded;

—	the investment performance of our nuclear decommissioning trust funds and the assets of our pension and benefit plans;

—	the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and

—	unanticipated changes in operating expenses and capital expenditures.

These and other risk factors are detailed from time to time in our filings with the SEC. Many, but not all, of the factors that may impact actual results are discussed in the Risk Factors section in our most recent annual report on Form 10-K, which is updated for material changes, if any, in our other SEC filings. You should carefully read these risk factors. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can management assess the effect of each such factor.

DESCRIPTION OF FIRST MORTGAGE BONDS

General

We will issue First Mortgage Bonds in one or more series under an Indenture, dated as of January 1, 1944, with The Bank of New York Mellon, as successor trustee (the “Mortgage Trustee”), as supplemented by supplemental indentures, including one or more supplemental indentures relating to the First Mortgage Bonds.

In the following discussion, we will refer to the Indenture and all supplements to the Indenture together as the “Mortgage.” We will refer to all of our First Mortgage Bonds, including those already issued and those to be issued in the future, as “First Mortgage Bonds.” As of September 30, 2008, we had approximately $4.0 billion aggregate principal amount of First Mortgage Bonds outstanding.

The information we are providing you in this prospectus concerning the First Mortgage Bonds and the Mortgage is only a summary of the information provided in those documents and the information is qualified in its entirety by reference to the provisions of the Mortgage. You should consult the First Mortgage Bonds themselves, the Mortgage and other documents for more complete information on the First Mortgage Bonds or any particular series thereof. These documents appear as exhibits to the registration statement of which this prospectus is a part, or are incorporated by reference as exhibits to such registration statement, or will appear as exhibits to other documents that we will file with the SEC, which will be incorporated by reference into this prospectus. The Mortgage has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and you should refer to the Trust Indenture Act for the provisions that apply to the First Mortgage Bonds. In the summary below, we have included references to applicable section numbers of the Mortgage so that you can more easily locate the relevant provisions.

Provisions of a Particular Series

The First Mortgage Bonds may from time to time, be issued in one or more series. You should consult the prospectus supplement or any free writing prospectus relating to any particular issue of the First Mortgage Bonds for the following information:

—	the designation, series and aggregate principal amount of the First Mortgage Bonds;

—	the percentage of the principal amount for which we will issue and sell the First Mortgage Bonds;

—	the date of maturity for the First Mortgage Bonds;

—	the rate at which the First Mortgage Bonds will bear interest or the method of determining that rate;

—	the dates on which interest is payable;

—	the denominations in which we will authorize the First Mortgage Bonds to be issued, if other than $1,000 or integral multiples of $1,000;

—	whether we will offer the First Mortgage Bonds in the form of global bonds and, if so, the name of the depositary for any global bonds;

—	the terms applicable to any rights to convert First Mortgage Bonds into or exchange them for other of our securities or those of any other entity;

—	redemption terms and sinking fund provisions, if any; and

—	any other specific terms that do not conflict with the Mortgage.

For more information, see Section 2.01 of the Mortgage.

No series of the First Mortgage Bonds will be limited in aggregate principal amount except as provided in the Mortgage. Unless the applicable prospectus supplement or any free writing prospectus states otherwise, the covenants contained in the Mortgage will not afford holders of the First Mortgage Bonds protection in the event of a change of control or highly leveraged transaction.

Form and Exchanges

Unless otherwise specified in the applicable prospectus supplement or free writing prospectus, we expect to issue the First Mortgage Bonds as fully registered bonds without coupons in denominations of $1,000 or any integral multiple of $1,000. Holders may exchange them, free of charge, for a like aggregate principal amount of other First Mortgage Bonds of different authorized denominations of the same series. Holders may also transfer the First Mortgage Bonds free of charge except for any stamp taxes or other governmental charges that may apply. The First Mortgage Bonds may be presented for transfer or exchange at the corporate trust office of the Trustee in New York, New York. For more information, see Sections 2.01 and 2.03 of the Mortgage.

Interest and Payment

The prospectus supplement or free writing prospectus for any First Mortgage Bonds will state the interest rate, the method of determination of the interest rate, and the date on which interest is payable. Unless the prospectus supplement states otherwise, principal and interest on First Mortgage Bonds held in (i) definitive or certificated form will be paid at the corporate trust office of the Mortgage Trustee in New York, New York, and (ii) global form will be paid as set forth herein under “Global Securities.”

Pursuant to the Mortgage, we will pay interest, to the extent enforceable under law, on any overdue installment of interest on the First Mortgage Bonds at the highest rate of interest payable on any of the First Mortgage Bonds outstanding under the Mortgage. For more information, see Section 2.01 and Article X of the Mortgage.

Redemption and Purchase of First Mortgage Bonds

If the First Mortgage Bonds are redeemable, the redemption terms will appear in the prospectus supplement or free writing prospectus. We may declare redemptions on at least 30 days’ notice to the holders of First Mortgage Bonds to be redeemed and to the Mortgage Trustee. We have agreed that before the redemption date we will deposit with the Mortgage Trustee a sum of money sufficient to redeem the subject First Mortgage Bonds. Our failure to make this required deposit will constitute a completed default under the Mortgage on the specified redemption date and the First Mortgage Bonds called for redemption shall immediately become due and payable. For more information, see Article VIII of the Mortgage.

First Mortgage Bonds are redeemable, in whole but not in part, on not more than 90 days’ notice to holders, at a redemption price of 100% of the principal amount thereof, together with accrued interest to the date of redemption, in the event that:

—	all of our outstanding common stock is acquired by some governmental body or instrumentality and we elect to redeem all First Mortgage Bonds; or

—

all or substantially all the mortgaged and pledged property, constituting bondable property as defined in the Mortgage, that is then subject to the Mortgage as a first lien shall be released from the lien of the Mortgage under the provisions thereof, and available moneys held by the Mortgage Trustee, including any moneys deposited by us for the purpose, are sufficient to redeem all the First Mortgage Bonds at the redemption prices (together with accrued interest to the date of redemption) specified therein applicable to the redemption thereof upon the happening of such event.

For more information, see Section 8.08 of the Mortgage.

Maintenance Fund

The Mortgage provides that the amount expended for property additions (excluding several stated exceptions) will, at the end of each year, equal the minimum provision for depreciation, for each calendar year subsequent to December 31, 1943, and if at the end of any such year we have not expended such required amount, we will, on or before the next succeeding March 31, deposit with the Mortgage Trustee the difference in cash. Certain credits are allowed against cash so required to be deposited. During the three years immediately following a cash deposit with the Mortgage Trustee, we may at any time or from time to time withdraw cash in an amount equal to any available maintenance credit. Cash not so withdrawn shall be applied towards the payment due upon maturity or for the redemption of outstanding First Mortgage Bonds as provided in the Mortgage. For more information, see Sections 5.08 and 1.05 of the Mortgage.

We must provide the Mortgage Trustee with an annual maintenance certificate with respect to the bondable value of property additions.

The minimum provision for depreciation means an amount equal to:

—	15% of our gross operating revenues, net of the cost of electric energy purchased for resale; less

—	an amount equal to the aggregate of the charges to operating expense for maintenance; provided, however,

—	that the minimum provision for depreciation for any period shall not exceed the maximum provision for depreciation, as defined, for the period.

The maximum provision for depreciation shall mean as to each full calendar year, an amount equal to:

—	$755,000, plus

—	2.25% of the sum of all property additions after January 1, 1944 up to the beginning of the subject calendar year, less

—	2.25% of the aggregate amount of all retirements of bondable property during the period after January 1, 1944 up to the beginning of the subject calendar year.

For periods other than a calendar year, the maximum provision for depreciation shall be based upon the maximum provision for depreciation for the calendar year ended during such period multiplied by the number of calendar months or fractions thereof included in such period and divided by 12.

As of December 31, 2007, we had a cumulative maintenance credit of approximately $8.9 billion.

Ranking and Security

The First Mortgage Bonds will be secured by the lien of the Mortgage and will rank equally with all bonds outstanding thereunder. In the opinion of our counsel, the Mortgage constitutes a first mortgage lien, subject only to permitted encumbrances and liens, on substantially all of the fixed properties owned by us except miscellaneous properties specifically excepted. In addition, after-acquired property is covered by the lien of the Mortgage, subject to existing liens at the time such property is acquired. For more information, see the Preambles and Section 2.01 of the Mortgage.

Issuance of Additional First Mortgage Bonds

First Mortgage Bonds may be issued under the Mortgage in a principal amount equal to:

—

an amount not exceeding 60% of the bondable value of property additions, which term generally includes all of our tangible property that we are authorized to acquire, own and operate, that has become subject to the Mortgage and which is used in connection with the generation, purchase, transmission, distribution or sale of electricity for light, heat, power or other purposes;

—	an additional aggregate principal amount not exceeding the aggregate principal amount of refundable prior lien bonds deposited with the Mortgage Trustee or judicially determined to be invalid;

—	an additional aggregate principal amount not exceeding the aggregate principal amount of any outstanding First Mortgage Bonds that have been canceled or delivered for cancellation; and

—	an additional aggregate principal amount equal to the amount of cash deposited with the Mortgage Trustee against the issuance of bonds.

For more information, see Sections 4.03 thorough 4.06 of the Mortgage.

As of September 30, 2008, the bondable value of property additions under the first bullet point above was approximately $2.5 billion permitting the issuance of approximately $1.5 billion of additional bonds. As of September 30, 2008, the additional aggregate principal amount of First Mortgage Bonds that could be issued based upon the amount of previously issued First Mortgage Bonds that have been canceled or delivered for cancellation under the third bullet point above was approximately $256 million. Cash deposited with the Mortgage Trustee under the fourth bullet point above may be withdrawn in an amount equal to the principal amount of any First Mortgage Bonds we would otherwise be entitled to have authenticated under any of the provisions referred to in the first three bullet points above, and may also be used for the purchase or redemption of First Mortgage Bonds which, by their terms, are redeemable. For more information, see Section 4.06 of the Mortgage.

First Mortgage Bonds may be authenticated pursuant to the first and fourth bullet points above (and in certain cases pursuant to the second and third bullet points above) only if net earnings for 12 successive months in the 15 months immediately preceding the first day of the month in which application for additional First Mortgage Bonds is made shall be at least two times the annual interest charges on the First Mortgage Bonds and prior lien bonds outstanding and to be outstanding. For more information, see Sections 4.08 and 1.06 of the Mortgage.

Restriction on Dividends

Unless otherwise stated in the prospectus supplement or free writing prospectus, in the case of First Mortgage Bonds issued under this prospectus and any accompanying prospectus supplement or free writing prospectus, and so long as any First Mortgage Bonds are outstanding, we may only pay cash dividends on our common stock, and make any other distribution to Florida Progress, our common stockholder, out of our net income subsequent to December 31, 1943. For more information, see Section 5.24 of the Mortgage.

Release and Substitution of Property

Subject to various limitations, property may be released from the lien of the Mortgage when sold or exchanged, upon the basis of:

—	cash deposited with the Mortgage Trustee;

—	the principal amount of any purchase money obligations pledged with the Mortgage Trustee;

—	the fair value of any property additions certified to the Mortgage Trustee and acquired by us in exchange for the property to be released; or

—

if non-bondable property is to be released, the fair value of property and certain securities certified to the Mortgage Trustee and acquired by us in exchange for the property to be released, less the principal amount of certain outstanding prior lien bonds.

For more information, see Section 9.03 of the Mortgage.

If all or substantially all of the mortgaged and pledged property constituting bondable property which at the time shall be subject to the lien of the Mortgage as a first lien shall be released, whether pursuant to our request or by eminent domain, then we are required to redeem all the First Mortgage Bonds and have agreed to deposit with the Mortgage Trustee sufficient cash for that purpose. Any new property acquired to take the place of any property released shall be subjected to the lien of the Mortgage. For more information, see Sections 8.08(b), 9.03, 9.05 and 9.11 of the Mortgage.

Modification of Mortgage

The Mortgage may generally be modified with the consent of the holders of not less than 75% in aggregate principal amount of First Mortgage Bonds outstanding which would be affected by the action proposed to be taken, except no such modifications shall:

—

extend the maturity of any First Mortgage Bonds, or reduce the interest rate or extend the time of payment thereof, or reduce the principal amount thereof, without the express consent of the holder of each First Mortgage Bond affected;

—	reduce the percentage of holders who must consent to the modifications referred to in this section without the consent of the holders of all First Mortgage Bonds outstanding;

—	permit the creation of a prior or equal lien on the pledged property; or

—	deprive any First Mortgage Bond of the lien of the Mortgage.

For more information, see Section 17.02 of the Mortgage.

Default

In the event of a completed default, the Mortgage Trustee or the holders of at least 25% of the outstanding First Mortgage Bonds may declare the principal of all outstanding First Mortgage Bonds immediately due and payable. The following are defined as completed defaults in the Mortgage:

—	default in the payment of principal of, and premium, if any, on any of the First Mortgage Bonds when due and payable, whether at maturity or by declaration, or otherwise;

—	default continued for 60 days in the payment of any interest on any of the First Mortgage Bonds;

—	default in the payment of principal or interest upon any outstanding prior lien bonds continued beyond any applicable grace period;

—	certain acts of bankruptcy, insolvency or reorganization; and

—

default continued for 60 days after written notice to us by the Mortgage Trustee (or to us and the Mortgage Trustee by the holders of at least 25% in principal amount of the then outstanding First Mortgage Bonds) in the observance or performance of any other covenant, agreement or condition contained in the Mortgage or in any of the First Mortgage Bonds.

For more information, see Section 10.01 of the Mortgage.

If all defaults have been cured, however, the holders of not less than a majority in aggregate principal amount of the First Mortgage Bonds then outstanding may rescind and annul the declaration and its consequences. If the Mortgage Trustee in good faith determines it to be in the interest of the holders of the First Mortgage Bonds, it may withhold notice of default, except in payment of principal, premium, if any, interest or sinking fund payments, if any, for retirement of First Mortgage Bonds. We are required by the Mortgage to report annually to the Mortgage Trustee as to the absence of default and compliance with the provisions of the Mortgage. For more information, see Sections 10.01, 10.02 and 5.23 of the Mortgage.

The holders of not less than a majority in principal amount of the First Mortgage Bonds outstanding have the right to direct the time, method and place of conducting any proceedings for any remedy available to, or conferred by the Mortgage upon, the Mortgage Trustee; provided, however, that the Mortgage Trustee may, if it determines in good faith that such direction would involve the Mortgage Trustee in personal liability or be unjustly prejudicial to the rights of the non-assenting bondholders, decline to follow such direction. For more information, see Section 10.06 of the Mortgage.

Evidence to Be Furnished to the Mortgage Trustee Under the Mortgage

We may demonstrate compliance with Mortgage provisions regarding certificates and opinions by providing written statements to the Mortgage Trustee from our officers or experts we select. For instance, we may select an engineer or appraiser to provide a written statement regarding the value of property being certified or released, or an accountant regarding net earnings, or counsel regarding property titles and compliance with the Mortgage generally. In certain significant matters, applicable law requires that an accountant or engineer must be independent. For more information, see Section 314(d) of the Trust Indenture Act. We must file certificates and other papers each year and whenever certain events occur. Additionally, we must provide evidence from time to time demonstrating our compliance with the conditions and covenants under the Mortgage.

Relationship With the Mortgage Trustee

In the normal course of business, the Mortgage Trustee or its affiliates may, from time to time, provide certain commercial banking, investment banking, and securities underwriting services to us and our affiliates. The Mortgage Trustee’s affiliate currently serves as Debt Securities Trustee under our Debt Securities Indenture described below.

DESCRIPTION OF DEBT SECURITIES

General

The Debt Securities offered by this prospectus will be our direct unsecured general obligations. This prospectus describes certain general terms of the Debt Securities offered through this prospectus. When we offer to sell a particular series of Debt Securities, we will describe the specific terms of that series in a prospectus supplement or any free writing prospectus. The Debt Securities will be issued under the Indenture (for Debt Securities), dated as of December 7, 2005, between us and The Bank of New York Mellon Trust Company, National Association, as successor trustee, or one or more additional indentures for Debt Securities between us and a trustee elected by us. The Indenture (for Debt Securities) is incorporated by reference into the registration statement of which this prospectus is a part. The form of any additional indenture, between us and a trustee which we will name, under which we may issue Debt Securities is filed as an exhibit to the registration statement. In this prospectus we refer to each of the Indenture (for Debt Securities) and the form of indenture for Debt Securities, as applicable, as the “Debt Securities Indenture.” We refer to the trustee under any Debt Securities Indenture as the “Debt Securities Trustee.”

The prospectus supplement or any free writing prospectus applicable to a particular series of Debt Securities may state that a particular series of Debt Securities will be our subordinated obligations. The form of Debt Securities Indenture referred to above includes optional provisions (designated by brackets (“[ ]”)) that we would expect to appear in a separate indenture for subordinated debt securities in the event we issue subordinated debt securities. In the following discussion, we refer to any subordinated obligations as the “Subordinated Debt Securities.” Unless the applicable prospectus supplement or any free writing prospectus provides otherwise, we will use a separate Debt Securities Indenture for any Subordinated Debt Securities that we may issue. The Indenture (For Debt Securities) dated as of December 7, 2005 has been, and any future Debt Securities Indenture will be, qualified under the Trust Indenture Act and you should refer to the Trust Indenture Act for the provisions that apply to the Debt Securities.

We have summarized selected provisions of the Debt Securities Indenture below. Each Debt Securities Indenture will be independent of any other Debt Securities Indenture unless otherwise stated in a prospectus supplement or any free writing prospectus. The summary that follows is not complete and the summary is qualified in its entirety by reference to the provisions of the applicable Debt Securities Indenture. You should consult the applicable Debt Securities, Debt Securities Indenture, any supplemental indentures, officers’

certificates and other related documents for more complete information on the Debt Securities. These documents appear as exhibits to, or are incorporated by reference into, the registration statement of which this prospectus is a part, or will appear as exhibits to other documents that we will file with the SEC, which will be incorporated by reference into this prospectus. In the summary below, we have included references to applicable section numbers of the Debt Securities Indenture so that you can easily locate these provisions.

Ranking

Our Debt Securities that are not designated Subordinated Debt Securities will be effectively subordinated to all of our currently outstanding and future First Mortgage Bonds to the extent of the value of the collateral securing such First Mortgage Bonds. The First Mortgage Bond holders have a first lien on substantially all of our assets. Our Debt Securities that are designated Subordinated Debt Securities will be subordinate to all of our currently outstanding and future First Mortgage Bonds and Debt Securities that are not designated Subordinated Debt Securities. As of September 30, 2008, we had an aggregate principal amount of $4.0 billion First Mortgage Bonds outstanding and an aggregate principal amount of $150 million of unsecured indebtedness outstanding, none of which were Subordinated Debt Securities. The Indenture (For Debt Securities) does not limit the amount of First Mortgage Bonds that we may issue.

Provisions of a Particular Series

The Debt Securities may from time to time be issued in one or more series. You should consult the prospectus supplement or free writing prospectus relating to any particular series of Debt Securities for the following information:

—	the title of the Debt Securities;

—	any limit on aggregate principal amount of the Debt Securities or the series of which they are a part;

—	the date(s), or method for determining the date(s), on which the principal of the Debt Securities will be payable;

—	the rate, including the method of determination if applicable, at which the Debt Securities will bear interest, if any, and

—	the date from which any interest will accrue;

—	the dates on which we will pay interest;

—	our ability to defer interest payments and any related restrictions during any interest deferral period; and

—	the record date for any interest payable on any interest payment date;

—	the place where

—	the principal of, premium, if any, and interest on the Debt Securities will be payable;

—	you may register transfer of the Debt Securities;

—	you may exchange the Debt Securities; and

—	you may serve notices and demands upon us regarding the Debt Securities;

—	the security registrar for the Debt Securities and whether the principal of the Debt Securities is payable without presentment or surrender of them;

—	the terms and conditions upon which we may elect to redeem any Debt Securities, including any replacement capital or similar covenants limiting our ability to redeem any Subordinated Debt Securities;

—	the denominations in which we may issue Debt Securities, if other than $1,000 and integral multiples of $1,000;

—

the terms and conditions upon which the Debt Securities must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption or tender provisions, or at the holder’s option, including any applicable exceptions to notice requirements;

—	the currency, if other than United States currency, in which payments on the Debt Securities will be payable;

—

the terms according to which elections can be made by us or the holder regarding payments on the Debt Securities in currency other than the currency in which the Debt Securities are stated to be payable;

—	if payments are to be made on the Debt Securities in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

—

the manner in which we will determine any amounts payable on the Debt Securities that are to be determined with reference to an index or other fact or event ascertainable outside the applicable indenture;

—	if other than the entire principal amount, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of their maturity;

—	any addition to the events of default applicable to any Debt Securities and any additions to our covenants for the benefit of the holders of the Debt Securities;

—	the terms applicable to any rights to convert Debt Securities into or exchange them for other of our securities or those of any other entity;

—	whether we are issuing Debt Securities as global securities, and if so,

—	any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

—	any limitations on the right to obtain definitive certificates for the Debt Securities; and

—	any other matters incidental to the Debt Securities;

—	whether we are issuing the Debt Securities as bearer securities;

—

any limitations on transfer or exchange of Debt Securities or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

—	any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of business day with respect to the Debt Securities;

—	any collateral security, assurance, guarantee or other credit enhancement applicable to the Debt Securities; and

—	any other terms of the Debt Securities not in conflict with the provisions of the applicable Debt Securities Indenture.

For more information, see Section 301 of the applicable Debt Securities Indenture.

Debt Securities may be sold at a substantial discount below their principal amount. You should consult the applicable prospectus supplement or free writing prospectus for a description of certain special United States federal income tax considerations that may apply to Debt Securities sold at an original issue discount or denominated in a currency other than dollars.

Unless the applicable prospectus supplement or free writing prospectus states otherwise, the covenants contained in the applicable indenture will not afford holders of Debt Securities protection in the event we have a change in control or are involved in a highly-leveraged transaction.

Subordination

The applicable prospectus supplement or free writing prospectus may provide that a series of Debt Securities will be Subordinated Debt Securities, subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below. If so, we will issue these securities under a separate Debt Securities Indenture for Subordinated Debt Securities. For more information, see Article XV of the form of Debt Securities Indenture.

Unless the applicable prospectus supplement or free writing prospectus states otherwise, no payment of principal of, including redemption and sinking fund payments, or any premium or interest on, the Subordinated Debt Securities may be made if:

—	there occur certain acts of bankruptcy, insolvency, liquidation, dissolution or other winding up of our company;

—	any Senior Indebtedness is not paid when due;

—

any applicable grace period with respect to other defaults with respect to any Senior Indebtedness has ended, the default has not been cured or waived and the maturity of such Senior Indebtedness has been accelerated because of the default; or

—	the maturity of the Subordinated Debt Securities of any series has been accelerated because of a default and Senior Indebtedness is then outstanding.

Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and any premium and interest due or to become due on, all outstanding Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to payment. For more information, see Section 1502 of the applicable Debt Securities Indenture. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full. For more information, see Section 1504 of the applicable Debt Securities Indenture.

Unless the applicable prospectus supplement or free writing prospectus states otherwise, the term “Senior Indebtedness” means:

—	all obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Debt Securities Indenture) of, or guaranteed or assumed by, us:

—	for borrowed money (including both senior and subordinated indebtedness for borrowed money, but excluding the Subordinated Debt Securities);

—	for the payment of money relating to any lease that is capitalized on our consolidated balance sheet in accordance with generally accepted accounting principles; or

—	indebtedness evidenced by bonds, debentures, notes or other similar instruments.

In the case of any such indebtedness or obligations, Senior Indebtedness includes amendments, renewals, extensions, modifications and refundings, whether existing as of the date of the Subordinated Debt Securities Indenture or subsequently incurred by us.

The Subordinated Debt Securities Indenture does not limit the aggregate amount of Senior Indebtedness that we may issue.

Form, Exchange and Transfer

Unless the applicable prospectus supplement or free writing prospectus states otherwise, we will issue Debt Securities only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 201 and 302 of the applicable Debt Securities Indenture.

Holders may present Debt Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the security registrar or at the office of any transfer agent we may designate. Exchanges and transfers are subject to the terms of the applicable indenture and applicable limitations for global securities. We may designate ourselves the security registrar.

No charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the security registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 305 of the applicable Debt Securities Indenture.

The applicable prospectus supplement or free writing prospectus will state the name of any transfer agent, in addition to the security registrar initially designated by us, for any Debt Securities. We may at any time designate additional transfer agents or withdraw the designation of any transfer agent or make a change in the office through which any transfer agent acts. We must, however, maintain a transfer agent in each place of payment for the Debt Securities of each series. For more information, see Section 602 of the applicable Debt Securities Indenture.

We will not be required to:

—

issue, register the transfer of, or exchange any Debt Securities or any tranche of any Debt Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities called for redemption and ending at the close of business on the day of mailing; or

—	register the transfer of, or exchange any Debt Securities selected for redemption except the unredeemed portion of any Debt Securities being partially redeemed.

For more information, see Section 305 of the applicable Debt Securities Indenture.

Payment and Paying Agents

Unless the applicable prospectus supplement or free writing prospectus states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the applicable Debt Securities Indenture.

Unless the applicable prospectus supplement or free writing prospectus provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the paying agent whom we will designate for this purpose. Unless the applicable prospectus supplement or free writing prospectus states otherwise, the corporate trust office of the Debt Securities Trustee in New York City will be designated as our sole paying agent for payments with respect to Debt Securities of each series. Any other paying agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement or free writing prospectus. We may at any time add or delete paying agents or change the office through which any paying agent acts. We must, however, maintain a paying agent in each place of payment for the Debt Securities of a particular series. For more information, see Section 602 of the applicable Debt Securities Indenture.

All money we pay to a paying agent for the payment of the principal and any premium or interest on any Debt Security that remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Debt Security shall be deemed an unsecured general creditor and may look only to us for these payments. For more information, see Section 603 of the applicable Debt Securities Indenture.

Redemption

You should consult the applicable prospectus supplement or free writing prospectus for any terms regarding optional or mandatory redemption of Debt Securities. Except for any provisions in the applicable prospectus supplement or free writing prospectus regarding Debt Securities redeemable at the holder’s option, Debt Securities may be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all of the Debt Securities of a series, or any tranche of a series, are to be redeemed, the Debt Securities to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Debt Securities Trustee will select a fair and appropriate method of selection. For more information, see Sections 403 and 404 of the applicable Debt Securities Indenture.

A notice of redemption we provide may state:

—	that redemption is conditioned upon receipt by the paying agent on or before the redemption date of money sufficient to pay the principal of and any premium and interest on the Debt Securities; and

—	that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Debt Securities.

For more information, see Section 404 of the applicable Debt Securities Indenture.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

—	the corporation formed by the consolidation or into which we are merged, or the person that acquires by conveyance or transfer, or that leases, substantially all of our property and assets:

—	is organized and validly existing under the laws of any domestic jurisdiction; and

—	expressly assumes by supplemental indenture our obligations on the Debt Securities and under the applicable indentures;

—	immediately after giving effect to the transaction, no event of default, and no event that would become an event of default, has occurred and is continuing; and

—	we have delivered to the Debt Securities Trustee an officer’s certificate and opinion of counsel as provided in the applicable indentures.

For more information, see Section 1101 of the applicable Debt Securities Indenture.

Events of Default

Unless the applicable prospectus supplement or free writing prospectus states otherwise, “event of default” under the applicable indenture with respect to Debt Securities of any series means any of the following:

—	failure to pay any interest due on any Debt Security of that series within 30 days;

—	failure to pay principal or premium, if any, when due on any Debt Security of that series;

—	failure to make any required sinking fund payment on any Debt Securities of that series;

—

breach of or failure to perform any other covenant or warranty in the applicable indenture with respect to Debt Securities of that series for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Debt Securities Trustee, or we and the Debt Securities Trustee receive notice from the holders of at least 33% in principal amount of the Debt Securities of that series outstanding under the applicable indenture according to the provisions of the applicable indenture;

—	certain events of bankruptcy, insolvency or reorganization; and

—	any other event of default set forth in the applicable prospectus supplement or free writing prospectus.

For more information, see Section 801 of the applicable Debt Securities Indenture.

An event of default with respect to a particular series of Debt Securities does not necessarily constitute an event of default with respect to the Debt Securities of any other series issued under the applicable indenture.

If an event of default with respect to a particular series of Debt Securities occurs and is continuing, either the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately. If the Debt Securities of that series are discount securities or similar Debt Securities, only the portion of the principal amount as specified in the applicable prospectus supplement or free writing prospectus may be immediately due and payable. If an event of default occurs and is continuing with respect to all series of Debt Securities issued under a Debt Securities Indenture, including all events of default relating to bankruptcy, insolvency or reorganization, the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of all series issued under that Debt Securities Indenture, considered together, may declare an acceleration of the principal amount of all series of Debt Securities issued under that Debt Securities Indenture. There is no automatic acceleration, even in the event of our bankruptcy or insolvency.

The applicable prospectus supplement or free writing prospectus may provide, with respect to a series of Debt Securities to which a credit enhancement is applicable, that the provider of the credit enhancement may, if a default has occurred and is continuing with respect to the series, have all or any part of the rights with respect to remedies that would otherwise have been exercisable by the holder of that series.

At any time after a declaration of acceleration with respect to the Debt Securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if:

—	we have paid or deposited with the Debt Securities Trustee a sum sufficient to pay:

—	all overdue interest on all Debt Securities of the particular series;

—

the principal of and any premium on any Debt Securities of that series that have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Debt Securities;

—	interest upon overdue interest at the rate prescribed in the Debt Securities, to the extent payment is lawful; and

—	all amounts due to the Debt Securities Trustee under the applicable indenture; and

—

any other event of default with respect to the Debt Securities of the particular series, other than the failure to pay the principal of the Debt Securities of that series that has become due solely by the declaration of acceleration, has been cured or waived as provided in the applicable indenture.

For more information, see Section 802 of the applicable Debt Securities Indenture.

The applicable Debt Securities Indenture includes provisions as to the duties of the Debt Securities Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Debt Securities Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Debt Securities Trustee reasonable indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction. For more information, see Section 903 of the applicable Debt Securities Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee, or exercising any trust or power conferred on the Debt Securities Trustee, with respect to the Debt Securities of that series. For more information, see Section 812 of the applicable Debt Securities Indenture.

No holder of Debt Securities may institute any proceeding regarding the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable indenture unless:

—	the holder has previously given to the Debt Securities Trustee written notice of a continuing event of default of that particular series;

—

the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which an event of default is continuing have made a written request to the Debt Securities Trustee, and have offered reasonable indemnity to the Debt Securities Trustee, to institute the proceeding as trustee; and

—

the Debt Securities Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

For more information, see Section 807 of the applicable Debt Securities Indenture.

The preceding limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on the Debt Securities on or after the applicable due date stated in the Debt Securities. For more information, see Section 808 of the applicable Debt Securities Indenture.

We must furnish annually to the Debt Securities Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under each of the indentures for Debt Securities. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. For more information, see Section 606 of the applicable Debt Securities Indenture.

Modification and Waiver

We and the Debt Securities Trustee, without the consent of the holders of the Debt Securities, may enter into one or more supplemental indentures for any of the following purposes:

—	to evidence the assumption by any permitted successor of our covenants in the applicable indenture and the Debt Securities;

—	to add one or more covenants or other provisions for the benefit of the holders of outstanding Debt Securities or to surrender any right or power conferred upon us by the applicable indenture;

—	to add any additional events of default;

—

to change or eliminate any provision of the applicable indenture or add any new provision to it, but if this action would adversely affect the interests of the holders of any particular series of Debt Securities in any material respect, the action will not become effective with respect to that series while any Debt Securities of that series remain outstanding under the applicable indenture;

—	to provide collateral security for the Debt Securities;

—	to establish the form or terms of Debt Securities according to the provisions of the applicable indenture;

—

to evidence the acceptance of appointment of a successor Debt Securities Trustee under the applicable indenture with respect to one or more series of the Debt Securities and to add to or change any of the provisions of the applicable indenture as necessary to provide for trust administration under the applicable indenture by more than one trustee;

—	to provide for the procedures required to permit the use of a non-certificated system of registration for any series of Debt Securities;

—	to change any place where:

—	the principal of and any premium and interest on any Debt Securities are payable;

—	any Debt Securities may be surrendered for registration of transfer or exchange; or

—	notices and demands to or upon us regarding Debt Securities and the applicable indentures may be served; or

—	to cure any ambiguity or inconsistency, but only by means of changes or additions that will not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

For more information, see Section 1201 of the applicable Debt Securities Indenture.

The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive:

—	compliance by us with certain provisions of the applicable indenture (see Section 607 of the applicable Debt Securities Indenture); and

—

any past default under the applicable indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the applicable indenture that cannot be modified or amended without consent of the holder of each outstanding Debt Security of the series affected (see Section 813 of the applicable Debt Securities Indenture).

The Trust Indenture Act of 1939 may be amended after the date of the applicable indenture to require changes to the indenture. In this event, the indenture will be deemed to have been amended so as to effect the changes, and we and the Debt Securities Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. For more information, see Section 1201 of the applicable Debt Securities Indenture.

Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities issued pursuant to a Debt Securities Indenture, considered as one class, is required to change in any manner the applicable indenture pursuant to one or more supplemental indentures. If less than all of the series of Debt Securities outstanding under a Debt Securities Indenture are directly affected by a proposed supplemental indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series directly affected, considered as one class, will be required. Furthermore, if the Debt Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but not all, tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all tranches directly affected, considered as one class, will be required. In addition, an amendment or modification:

—	may not, without the consent of the holder of each outstanding Debt Security affected:

—	change the maturity of the principal of, or any installment of principal of or interest on, any Debt Securities;

—	reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

—	reduce any premium payable upon the redemption of the Debt Securities;

—	reduce the amount of the principal of any Debt Security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

—	change the currency or other property in which a Debt Security or premium or interest on a Debt Security is payable; or

—	impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date, of any Debt Securities;

—

may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental indenture, or for any waiver of compliance with any provision of or any default under the applicable indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Debt Security of each series or tranche affected; and

—

may not modify provisions of the applicable indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any tranche of a series, without the consent of the holder of each outstanding Debt Security affected.

A supplemental indenture will be deemed not to affect the rights under the applicable indenture of the holders of any series or tranche of the Debt Securities if the supplemental indenture:

—

changes or eliminates any covenant or other provision of the applicable indenture expressly included solely for the benefit of one or more other particular series of Debt Securities or tranches thereof; or

—	modifies the rights of the holders of Debt Securities of any other series or tranches with respect to any covenant or other provision.

For more information, see Section 1202 of the applicable Debt Securities Indenture.

If we solicit from holders of the Debt Securities any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Debt Securities have authorized the action. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Debt Securities Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the applicable Debt Securities Indenture.

Defeasance

Unless the applicable prospectus supplement or free writing prospectus provides otherwise, any Debt Security, or portion of the principal amount of a Debt Security, will be deemed to have been paid for purposes of the applicable indenture, and, at our election, our entire indebtedness in respect of the Debt Security, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Debt Securities Trustee or any paying agent other than us, in trust money, certain eligible obligations, as defined in the applicable indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the Debt Security or portion thereof. For more information, see Section 701 of the applicable Debt Securities Indenture. For this purpose, unless the applicable prospectus supplement or free writing prospectus provides otherwise, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations.

Resignation, Removal of Debt Securities Trustee; Appointment of Successor

The Debt Securities Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Debt Securities delivered to the Debt Securities Trustee and us. No resignation or removal of the Debt Securities Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the applicable indenture. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a Debt Securities Trustee appointed by an action of the holders, if we have delivered to the Debt Securities Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the applicable indenture, the Debt Securities Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the applicable indenture. For more information, see Section 910 of the applicable Debt Securities Indenture.

Notices

We will give notices to holders of Debt Securities by mail to their addresses as they appear in the Debt Security Register. For more information, see Section 106 of the applicable Debt Securities Indenture.

Title

The Debt Securities Trustee and its agents, and we and our agents, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 308 of the applicable Debt Securities Indenture.

Governing Law

The Debt Securities Indentures and the Debt Securities, including any Subordinated Debt Securities Indentures and Subordinated Debt Securities, will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the applicable Debt Securities Indenture.

Relationship With the Current Trustee or Future Trustees

In the normal course of business, the Trustee under our Indenture (For Debt Securities), dated as of December 7, 2005, or its affiliates provides, and any future trustee or its affiliates may, from time to time, provide certain commercial banking, investment banking, and securities underwriting services to us and our affiliates. The Debt Securities Trustee’s affiliate currently serves as Mortgage Trustee under our Mortgage described above.

DESCRIPTION OF PREFERRED STOCK

The following summary of the characteristics of our preferred stock is a summary and is qualified in all respects by reference to our amended articles of incorporation and bylaws, each as amended, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. You should carefully read each of these documents in order to fully understand the terms and provisions of our preferred stock.

Reference is also made to the laws of the State of Florida.

General

Our authorized preferred stock consists of the following classes with the following number of authorized shares per class:

—	Cumulative Preferred Stock —4,000,000 shares with a par value of $100 per share; and

—	Cumulative Preferred Stock —5,000,000 shares with no par value.

Our board of directors may authorize the preferred stock to be issued from time to time as one or more series of preferred stock. For each new series of preferred stock, the board of directors, within the limitations and restrictions stated in Article III(B) of our articles of incorporation, may establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Generally, each class of our preferred stock ranks equally with each other class and senior to our preference stock and our common stock.

$100 Cumulative Preferred Stock

Our articles of incorporation authorize 4,000,000 shares of Cumulative Preferred Stock with a par value of $100 per share (“$100 Cumulative Preferred Stock”). We have the following five designated series of $100 Cumulative Preferred Stock with the corresponding number of authorized and outstanding shares as of September 30, 2008: (i) 40,000 shares of 4.00% Series authorized, 39,980 shares outstanding; (ii) 40,000 shares of 4.60% Series authorized, 39,997 shares outstanding; (iii) 80,000 shares of 4.75% Series authorized and outstanding; (iv) 75,000 shares of 4.40% Series authorized and outstanding; and (v) 100,000 shares of 4.58% Series authorized, 99,990 shares outstanding. All of our other previously designated series of $100 Cumulative Preferred Stock have been redeemed or retired. The terms of the $100 Cumulative Preferred Stock generally include:

—

cumulative quarterly dividends of a rate fixed by the board of directors at the time the series is issued. Currently, the five separate series of outstanding $100 Cumulative Preferred Stock have the following dividend rates:

—	$100 Cumulative Preferred Stock, 4.00% Series —4.00% per annum;

—	$100 Cumulative Preferred Stock, 4.60% Series —4.60% per annum;

—	$100 Cumulative Preferred Stock, 4.75% Series —4.75% per annum;

—	$100 Cumulative Preferred Stock, 4.40% Series —4.40% per annum; and

—	$100 Cumulative Preferred Stock, 4.58% Series —4.58% per annum;

—

a liquidation preference, which may vary depending on whether the liquidation is voluntary or involuntary. The holders of each series of $100 Cumulative Preferred Stock will be entitled to receive: (i) in the event of an involuntary liquidation, the par or stated value of the shares of the series, plus all accrued and unpaid dividends; or (ii) in the event of a voluntary liquidation, the redemption price fixed by the board of directors at the time the series was issued, or in the event the shares of a particular series are not then redeemable, the amount specified in the foregoing clause (i); and

—

redemption rights at a price per share fixed by the board of directors at the time the series is issued. Currently, the five separate series of outstanding $100 Cumulative Preferred Stock have the following redemption prices:

—	$100 Cumulative Preferred Stock, 4.00% Series —$104.25 per share, plus accrued and unpaid dividends;

—	$100 Cumulative Preferred Stock, 4.60% Series —$103.25 per share, plus accrued and unpaid dividends;

—	$100 Cumulative Preferred Stock, 4.75% Series —$102.00 per share, plus accrued and unpaid dividends;

—	$100 Cumulative Preferred Stock, 4.40% Series —$102.00 per share, plus accrued and unpaid dividends; and

—	$100 Cumulative Preferred Stock, 4.58% Series —$101.00 per share, plus accrued and unpaid dividends.

No Par Cumulative Preferred Stock

Our articles of incorporation authorize 5,000,000 shares of Cumulative Preferred Stock with no par value (“No Par Cumulative Preferred Stock”), none of which were outstanding as of September 30, 2008. The terms of the No Par Cumulative Preferred Stock generally include:

—	cumulative quarterly dividends of a rate fixed by the board of directors at the time the series is issued; and

—

a liquidation preference, which may vary depending on whether the liquidation is voluntary or involuntary. The holders of each series of No Par Cumulative Preferred Stock will be entitled to receive: (i) in the event of an involuntary liquidation, the par or stated value of the shares of the series, plus all accrued and unpaid dividends; or (ii) in the event of a voluntary liquidation, the redemption price fixed by the board of directors at the time the series was issued, or in the event the shares of a particular series are not then redeemable, the amount specified in the foregoing clause (i).

Prior to the issuance of any shares of No Par Cumulative Preferred Stock, the board of directors shall establish a stated value for the shares of each series. This stated value cannot exceed the lesser of $100 per share or the consideration to be received for each share.

Certain Voting Rights of Preferred Stock Holders

Holders of our preferred stock do not have a right to vote in elections of directors or on any other matter, except as required by law or as specifically required under our amended articles of incorporation. In the event that we have not made distributions with respect to any of our preferred stock for a period of at least four quarters, until all dividends accumulated through the current dividend period have been paid, our articles of incorporation permit the holders of our preferred stock to elect a majority of the directors to our board of directors. Additionally, our amended articles of incorporation permit the holders of our preferred stock to vote on certain amendments to our amended articles of incorporation that materially and adversely affect the rights, preferences or privileges of the preferred stock. When entitled to vote, each share of our $100 Cumulative Preferred Stock and No Par Cumulative Preferred Stock having a stated value of $100 per share is generally entitled to one vote per share, while each share of No Par Cumulative Preferred Stock having a stated value less than $100 per share is generally entitled to that fraction of a vote per share equal to the quotient of a fraction, the numerator of which is the stated value of the share and the denominator of which is $100. In the event the holders of our preferred stock acquire the right to elect directors as set forth above, such holders are entitled to cumulate their votes in the election of the directors.

Dividend Restrictions and Certain Covenants

Unless dividends on all outstanding shares of each series of our preferred stock shall have been paid, or declared and set aside for payment, we cannot:

—

pay or declare dividends (other than dividends payable in common stock or any other stock subordinate to our preferred stock) on, or make any other distribution on, our common stock or any other stock subordinate to our preferred stock; or

—	purchase or otherwise acquire for value our common stock or any other stock subordinate to our preferred stock.

So long as any shares of our preferred stock are outstanding, we cannot pay any dividends on (other than dividends payable in common stock or any other stock subordinate to our preferred stock), make any distribution on, or purchase or otherwise acquire for value, any of our common stock or other stock subordinate to our preferred stock, if after giving effect to such dividend, distribution or purchase, the aggregate amount of such dividends, distributions or purchases paid or made since April 30, 1944 exceeds the sum of:

—	all credits to earned surplus since April 30, 1944; and

—

all amounts credited to capital surplus since April 30, 1944, arising from the donation of cash or securities (other than securities junior to our preferred stock as to assets and dividends) to us or transfers of amounts from earned surplus to capital surplus.

In addition, so long as any shares of our preferred stock are outstanding:

—

if and so long as our common stock equity (as defined below) at the end of the calendar month immediately preceding the date on which a dividend on our common stock is declared is, or as a result of such dividend would become, less than 20% of our total capitalization (as defined below), we shall not declare dividends on our common stock in an amount which, together with all other dividends on our common stock declared within the year ending on the date of such dividend declaration, exceeds 50% of the net income of the corporation available for dividends on common stock (as defined below) for the 12 months immediately preceding the month in which such dividend is declared;

—

if and so long as our common stock equity at the end of the calendar month immediately preceding the date on which a dividend on our common stock is declared is, or as a result of such dividend would become, less than 25%, but not less than 20%, of our total capitalization, we shall not declare dividends on our common stock in an amount which, together with all other dividends on our common stock declared within the year ending on the date of such dividend declaration, exceeds 75% of the net income of the corporation available for dividends on common stock for the 12 months immediately preceding the month in which such dividend is declared; and

—

at any time when our common stock equity is 25% or more of total capitalization, we may not pay dividends on shares of our common stock which would reduce common stock equity below 25% of total capitalization; provided, however, that even though the payment of such dividends would reduce our common stock equity below 25% of total capitalization, we may declare such dividends to the extent that the same, together with all dividends on our common stock declared within the year ending on the date of such dividend declaration do not exceed 75% of our net income available for dividends on common stock for the 12 months immediately preceding the month in which such dividends are declared.

So long as any shares of our preferred stock are outstanding, we cannot, without the consent of the holders of the shares of our preferred stock entitled to cast at least two-thirds of the votes thereon:

—

create or authorize any kind of stock ranking prior to or on a parity with any of our preferred stock as to assets or dividends, or create or authorize any security convertible into shares of such stock; or

—

amend, alter, change or repeal any of the terms of any of our preferred stock then outstanding in a manner prejudicial to the holders thereof; provided, however, that if any such amendment, alteration, change or repeal would be prejudicial to the holders of shares of one or more, but not all, of the series of our preferred stock, such consent shall be required only from the holders of at least two-thirds of the series so affected.

So long as any shares of our preferred stock are outstanding, we cannot, without the consent of the holders of the shares of our preferred stock entitled to cast at least a majority of the votes thereon:

—	increase the total authorized amount of our preferred stock;

—	issue any shares of our preferred stock, unless for any period of 12 consecutive calendar months within the 15 calendar months immediately preceding the month of issuance:

—

our net earnings applicable to the payment of dividends on shares of our preferred stock is at least two times the annual dividend requirements on all shares of our preferred stock to be outstanding immediately after the proposed issuance (excluding from the foregoing calculation all stock to be retired in connection with the proposed issuance); and

—

our net earnings available for the payment of interest charges on our indebtedness is at least one and one-half times the sum of (i) the annual interest charges on our indebtedness and (ii) the annual dividend requirements on all shares of our preferred stock to be outstanding immediately after the proposed issuance (excluding from the foregoing calculation all indebtedness and stock to be retired in connection with the proposed issuance);

—

issue or incur additional indebtedness maturing more than 12 months from the date of issue, or issue any additional shares of preferred stock, unless immediately after such issuance, the aggregate of the principal amount of indebtedness then maturing in more than 12 months and the par value or stated value of preferred stock then outstanding shall be less than 75% of our total capitalization;

—

issue any shares of our preferred stock, unless the aggregate of our capital applicable to our common stock and our surplus is not less than the amount payable upon involuntary dissolution to the holders of our preferred stock to be outstanding immediately after the proposed issuance (excluding from the foregoing calculation stock to be retired in connection with the proposed issuance); provided that no portion of our surplus used to meet the requirements of the foregoing calculation shall be available for dividends or distributions upon our common stock after such issuance and until such shares or a like number of other shares of our preferred stock shall have been retired; or

—

merge or consolidate with or into any other corporation; provided that this restriction shall not apply to a merger pursuant to any provision of law which authorizes us, without shareholder action, to be the surviving party if the terms of the merger do not alter the provisions of our amended articles of incorporation (except as to our corporate name) nor otherwise affect our outstanding shares.

As used herein under the caption “Description of Preferred Stock — Dividend Restrictions and Certain Covenants”, the following terms shall have the meanings set forth below.

—

The term “common stock equity” shall mean the sum of the amount of the par or stated value of the issued and outstanding shares of our common stock and the surplus (including capital or paid-in surplus) and premium on our common stock, less the amount known, or estimated if not known, to represent the excess, if any, of recorded value over original cost of used and useful utility plant and other property, and less any items set forth on the asset side of the balance sheet as a result of accounting convention such as unamortized debt discount and expense, capital stock discount and expense, and the aggregate, if any, of all accrued and unpaid dividends upon all outstanding shares of all series of our preferred stock, unless such amount or items to be deducted in the determination of common stock equity are provided for by reserves.

—

The term “total capitalization” shall mean the aggregate of the par or stated value of the issued and outstanding shares of all classes of our stock and the surplus (including capital or paid-in surplus) and premium on our capital stock, plus the principal amount of all outstanding debt maturing more than 12 months from the date of the determination of total capitalization.

—

The term “dividends on common stock” shall include dividends or other distributions on or the purchase or other acquisition for value of shares of our common stock, but shall not include dividends payable solely in shares of our common stock.

—

The term “net income of the corporation available for dividends on capital stock” for any 12 month period shall mean an amount equal to the sum of the operating revenues and income from investments and other miscellaneous income for such period, less all accrued operating expenses for such period, including maintenance and provision for depreciation or retirements, income and excess profits and other taxes, interest charges, and amortization charges, all as shall be determined in accordance with generally accepted accounting principles, and less also current and accrued dividends on all outstanding shares of our stock ranking prior to our common stock as to dividends or assets.

Transfer Agent

The transfer agent and registrar for the 4.00% Series, 4.60% Series, 4.75% Series, 4.40% Series, and 4.58% Series of our $100 Cumulative Preferred Stock is Computershare Trust Company, N.A. The transfer agent and registrar for our other series of preferred stock will be set forth in the applicable prospectus supplement.

Future Series of Preferred Stock

Our board of directors may authorize the preferred stock to be issued from time to time as one or more series of preferred stock. All shares of preferred stock of all series shall be of equal rank and all shares of any particular series of preferred stock shall be identical, except as to the date or dates from which dividends thereon shall be cumulative. For each new series of preferred stock, the board of directors, within the limitations and restrictions stated in Article III(B) of our articles of incorporation, may establish:

—	the number of shares in each series;

—	the annual dividend rate;

—	the date from which dividends shall be cumulative;

—	the redemption price(s) (if any);

—	the time(s) and the amount of shares and other terms with respect to the redemption of shares;

—	any sinking fund provisions;

—	the conversion, participating or other special rights; and

—	the qualifications, limitations or restrictions thereof.

The terms of any future preferred stock offered will be set forth in a prospectus supplement or free writing prospectus.

GLOBAL SECURITIES

We may issue some or all of our securities of any series as global securities. We will register each global security in the name of a depositary identified in the applicable prospectus supplement. The global securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the indenture.

As long as the depositary or its nominee is the registered holder of a global security, that person will be considered the sole owner and holder of the global security and the securities represented by it for all purposes under the securities and the indenture. Except in limited circumstances, owners of a beneficial interest in a global security:

—	will not be entitled to have the global security or any securities represented by it registered in their names;

—	will not receive or be entitled to receive physical delivery of certificated securities in exchange for the global security; and

—	will not be considered to be the owners or holders of the global security or any securities represented by it for any purposes under the securities or the indenture.

We will make all payments of principal and any premium and interest on a global security to the depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the depositary or its nominee, called “participants” for purposes of this discussion, and to persons that hold beneficial interests through participants. When a global security is issued, the depositary will credit on its book-entry, registration and transfer system the principal amounts of securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

—	the depositary, with respect to participants’ interests; or

—	any participant, with respect to interests of persons held by the participants on their behalf.

Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

—	us or our affiliates;

—	the trustee under any indenture; or

—	any agent of any of the above.

PLAN OF DISTRIBUTION

We may sell the securities:

—	through underwriters or dealers;

—	directly through a limited number of institutional or other purchasers or to a single purchaser;

—	through agents; or

—	by any other legal means.

The applicable prospectus supplement will set forth the terms under which the securities are offered, including:

—	the names of any underwriters, dealers or agents, and the respective amounts underwritten by each;

—	the purchase price and the net proceeds to us from the sale;

—	any underwriting discounts and other items constituting underwriters’ compensation;

—	any initial public offering price;

—	any discounts or concessions allowed, re-allowed or paid to dealers; and

—	any securities exchanges on which we may list any offered securities.

We or any underwriters or dealers may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be severally obligated to purchase all of the securities, except that in certain cases involving a default by an underwriter, less than all of the securities may be purchased. If we sell securities through an agent, the applicable prospectus supplement will state the name and any commission payable by us to the agent. Unless the prospectus supplement provides otherwise, any agent acting for us will be acting on a best efforts basis for the period of its appointment.

The applicable prospectus supplement will state whether we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement or free writing prospectus pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. These contracts will be subject to the conditions set forth in the prospectus supplement. Additionally, the prospectus supplement or free writing prospectus will set forth the commission payable for solicitation of these contracts.

Agents and underwriters may be entitled, under agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from our Current Report on Form 8-K dated November 6, 2008, for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report on the financial statements and financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adoption of a new accounting principle in 2008 and the adoption of new accounting principles in 2007 and 2006), which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Unless the applicable prospectus supplement provides otherwise, R. Alexander Glenn, General Counsel of Florida Power Corporation, and Hunton & Williams LLP, our outside counsel, will issue opinions about the legality of the offered securities for us. Unless the applicable prospectus supplement provides otherwise, any underwriters or agents will be advised about issues relating to any offering by their legal counsel, Dewey & LeBoeuf LLP of New York, New York. As of September 30, 2008, Mr. Glenn beneficially owned, or had options to acquire, a number of shares of our common stock, which represented less than 0.1% of the total outstanding common stock. Mr. Glenn is acquiring additional shares of Progress Energy, Inc. common stock at regular intervals as a participant in the Progress Energy 401(k) Savings & Stock Ownership Plan.

$300,000,000

Florida Power Corporation d/b/a

Progress Energy Florida, Inc.

First Mortgage Bonds

3.10% Series due 2021

Prospectus Supplement

August 15, 2011

Joint Book-Running Managers

Barclays Capital

Citigroup

Goldman, Sachs & Co.

Co-Managers

Mitsubishi UFJ Securities

SunTrust Robinson Humphrey

KeyBanc Capital Markets

The Williams Capital Group, L.P.